BLACKROCK MuniHoldings California Insured

FILE #811-08573

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/29/2006	CALIFORNIA HSG FIN AGY	120,000,000	1,125,000	Goldman Sachs & Co.; Bear Stearns & Co. Inc.; Merrill Lynch & Co.; Morgan Stanley; E.J. De La Rosa & Co.; M.R. Beal & Company; Ramirez & Co. Inc.
11/1/2006	SAN DIEGO CALIF UNI SCH DIST	266,820,000	3,521,910	Banc of America Securities LLC; Citigroup Global Markets Inc.; Merrill Lynch & Co.; Morgan Stanley; Stone & Youngberg LLC; UBS Securities LLC; Loop Capital Markets; Ramirez & Co., Inc.
4/20/2007	Puertro Rico Electric Power Authority	1,943,565,000	6,870,000

JPMorgan; UBS Investment Bank; Wachovia Bank, National Association; Banc of America Securities LLC; BBVAPR MSD; Citigroup; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; RBC Capital Markets; Samuel A. Ramirez & Co.; Santander Securities

5/9/2007	East Bay Municipal Utility District	450,000,000	13,400,000	Citigroup Global Markets Inc.; Merrill Lynch & Co.; Bear, Stearns & Co. Inc.; E.J. De La Rosa & Co., Inc.; Lehman Brothers; Siebert Brandford Shank & Co., LLC